Exhibit 1.01

Allegion plc
Conflict Minerals Report
For the reporting period from January 1 to December 31, 2017

Contents

Background	3

Covered Minerals	3

Company Overview	4

Conflict Minerals Program Overview	4

OECD Due Diligence Framework in Practice	5

Step 1: Establishing Strong Company Management System	6
Company Conflict Minerals Policy	6
Internal Team	6

Step 2: Identify and Assess Risks in the Supply Chain	7
Scope Identification	7
Execution	8
When suppliers meet or exceed those criteria (Yes to at least A, E, G, and H), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. To date, 61 of our responsive suppliers have been identified as having a weak program.

Step 3: Design and Implement a Strategy to Respond to Identified Risks	11

Step 4: Carry out Independent Third-Party Audit of Smelter / Refiner's Due Diligence Practices	11

Step 5: Report Annually on Supply Chain Due Diligence	11

2017 Results	12

Due Diligence Determination	13

Independent Private Sector Audit	13

Future Initiatives	13

Reported Entities	14

Definitions	21

Background

This Specialized Disclosure Report on Form SD of Allegion plc ("Allegion," "we," "us" or "the Company") for the year ended December 31, 2017 was prepared to comply with the final rule regarding sourcing of conflict minerals under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("the Dodd-Frank Act"). Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adopted pursuant to Section 1502 the Dodd-Frank Act, was approved by the U.S. Securities and Exchange Commission (the "SEC") on August 22, 2012, and imposes annual reporting requirements on SEC reporting companies relating to the presence of conflict minerals in the products that they manufacture or contract to manufacture.

The rule on conflict minerals focuses on the Democratic Republic of the Congo ("DRC") and its adjoining countries defined as countries that share an internationally recognized border with the DRC (the “Covered Countries”), a central African region with vast mineral wealth, including reserves of conflict minerals.

Covered minerals

The minerals covered by the SEC rules go by the name conflict minerals but are also referred to as 3TGs, an abbreviation for Tin, Tantalum, Tungsten and Gold. These conflict minerals are used in many manufactured goods across many industries, including the aerospace, appliances, automotive, electronics, jewelry, medical and tool and die industries. The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives, which are currently limited to tantalum, tin and tungsten or (B) any other minerals or derivatives designated by the Secretary of State in the future, although no additional minerals or derivatives have been so designated at this time.

Company Overview

We are a leading global provider of security products and solutions that keep people safe, secure and productive. We make the world safer as a company of experts, securing the places where people thrive and we create peace of mind by pioneering safety and security. We offer an extensive and versatile portfolio of mechanical and electronic security products across a range of market-leading brands. Our experts across the globe deliver high-quality security products, services and systems, and we use our deep expertise to serve as trusted partners to end-users who seek customized solutions to their security needs.

The following categories of products we manufacture or contract to manufacture contain conflict minerals that are necessary to the functionality of production of such products:

•	Locks

•	Door Openers

•	Exit Devices

•	Activation Sensors

•	Card Readers

•	Accessories

We have prepared this report to satisfy the requirements of Rule 13p-1 and Form SD (collectively, the “Rule”) promulgated under the Exchange Act.

Conflict Minerals Program Overview

As a purchaser, we are many layers removed from the mining of the conflict minerals, and we do not directly purchase raw ore or unrefined conflict minerals. We rely on collaboration with our supplier base by building awareness through training and provide support in order to identify the downstream supply chain and the originating smelter(s)/refiner(s) for the conflict minerals that ultimately are found in our products.

This effort is both challenging and demanding, as many of our suppliers are private entities that are not directly affected by the Rule, and many times do not have the financial and human resources to comply with the requests. Furthermore, our suppliers have their own supply chains and need to collaborate with their own downstream suppliers in order provide transparency of the end-to-end supply chain and to identify the smelter(s)/refiner(s).

Reasonable Country of Origin Inquiry

We conducted a reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals by utilizing the conflict minerals reporting template (“CMRT”) developed by the Responsible Business Alliance’s (RBA) and Global e-Sustainability Initiative (“GeSI”). Our RCOI was designed to determine whether any of the necessary conflict minerals in our 2017 products originated in the Covered Countries or were from recycled or scrap sources by asking our suppliers to identify the smelters and refiners of the conflict minerals contained in the products they supply to us. We then reviewed the information our suppliers provided and compared it to publicly available information about such smelter and refiners

OECD Due Diligence Framework in Practice

We designed and performed our due diligence measures to conform, in all material respects, with the framework of The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“the Guidance”) and the related Supplements for gold, tin, tantalum and tungsten. The Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps, namely

1.	Establishing strong company management systems regarding conflict minerals;

2.	Identifying and assessing risks in our supply chain;

3.	Designing and implementing a strategy to respond to identified risks in our supply chain;

4.	Utilizing independent third-party audits of supply chain diligence; and

5.	Publicly reporting on our supply chain due diligence

The OECD Guidance specifies that the requirements for compliance should reflect a company’s position in the supply chain.  In particular, the OECD Guidance states that the implementation of due diligence should be tailored to a company’s activities and relationships and that the nature and extent of due diligence may vary based on a company’s size, products, relationships with suppliers and other factors.  Due to practical difficulties associated with supply chain complexities, the OECD Guidance advises that downstream companies exercise due diligence primarily by establishing controls over their immediate suppliers. Accordingly, we rely primarily on our “tier 1” (direct) suppliers to provide information with respect to the origin of the conflict minerals contained in the components and materials supplied to us.

STEP 1: Establish Strong Company Management Systems

Company Conflict Minerals Policy

Our policy is to support the legitimate businesses within the Covered Countries, and we expect our suppliers to source conflict minerals responsibly by establishing conflict minerals compliance policies and a due diligence process to support their conflict minerals data collection efforts.

To view visit our webpage located at: http://investor.allegion.com/company-profile/conflict-minerals.

Internal Team

Our conflict minerals program is designed to conform to the internationally recognized standards of the OECD. The framework includes standard operating procedures, supplier risk segmentation, due diligence process for RCOI and escalation, training and communication, as well as, an external and internal website containing our Conflict Minerals Policy with information about the regulation, email contact information, and the latest Form SD filing.

We have an established risk management team that reports directly to the Chief Procurement Officer (CPO) of the Global Supply Management function and is responsible to the Office of General Counsel for the Form SD report creation, and focuses on driving the compliance efforts of the conflict minerals program, executing the procedures, and working closely with a third party regulatory compliance consulting firm to advance the maturity and sophistication of the program, and further strengthening the conformance with the OECD framework and standards. Our continued conflict minerals program maturity progress can be attributed to several successfully executed initiatives.

•	Best practice conflict minerals conference;

•	Allegion conflict minerals program benchmarking;

•	Keeping a pulse on the regulation (following news releases, webinars, industry initiatives);

•	Participation in the Responsible Minerals Initiative (RMI); and

•	Third party software solution and consulting services

•	We leveraged this software to upload related legacy documents for retention purposes and will retain the records for a period of 5 years per OECD guidelines and,

•	We are also leveraging this software’s LMS component for training and updates for suppliers.

We collaborate closely with our suppliers by developing long lasting relationships, and have teams who help to deepen many of those relationships. We invest in a supplier development team whose responsibility is to qualify and develop our suppliers, including acknowledgment of the supplier manual that lays out the expectations of compliance with local, state and national regulations, including the conflict minerals Rule.

Further, we have a dedicated commodity team who is responsible for maintaining relationships with suppliers within their commodities, and we maintain an Approved Supplier List that helps preserve the stability and longevity of the supplier relationships. Our supplier contracts contain a regulatory clause that explicitly lays out the expectations with the suppliers to comply with laws, including the conflict minerals Rule, and allows our company to audit and inspect data, records and other materials to evidence conflict minerals use and controls.

Per the OECD recommended guidelines, we retain and maintain our records for a period of five years on a company share drive system, along with a backup copy on an external hard drive. These legacy records will be loaded into our new third-party software system, Assent Compliance (“Assent”), and going forward we will leverage the solution for record keeping purposes.

Grievance Mechanism

Allegion has established a Helpline for ethical and compliance situations as part of our continuing efforts to ensure lawful and ethical behavior and to maintain compliance with Allegion’s Code of Conduct and Ethical Sourcing Policies & Guidelines.
This is a confidential, non-retaliatory resource for any stakeholder to inform Allegion of concerns or report findings of non-compliance by sending an e-mail or by using our third-party hotline.

Reports can be made anonymously and will be kept confidential to the extent practicable and allowed by law.

Email: EthicsandCompliance@allegion.com

For the United States and Canada: (855) 807-3267

For all other countries, please visit: http://www.allegion.com - “About Allegion” - “Corporate Governance”

STEP 2: Identify and Assess Risks in the Supply Chain

Scope Identification

Due to our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers.

The primary risk we identified with respect to the reporting period ended December 31st, 2017 related to the nature of the responses received. A large number of the responses received provided data at a company or divisional level rather than a product level or were unable to specify the smelters or refiners used for 3TG in the components supplied to Allegion. Additionally, many suppliers indicated that they received information regarding their supply chains from fewer than 75% of their suppliers and, therefore, they could not provide a comprehensive list of all smelters or refiners in their supply chains.

Based on the supply chain information that we collected, we performed a COSO risk-based approach in our due diligence that included:

▪
Risk Identification through a product segmentation across the company for products that either contained conflict mineral(s) (electronic products or products containing electronic components) or were suspected of containing conflict mineral(s) (products with alloys - e.g., Mechanical Hardware Products)

▪
Risk Assessment and prioritization of product risk based on information about the product from engineering, catalogs, category managers and commodity-taxonomy definition. Our risk categories were as follow:

•	High Risk (‘Significant Suppliers’)

◦	Electronic products/components

◦	Suppliers responding ‘YES’ in the CMRT for the 2016 or 2017 calendar year

•	Medium Risk

◦	Mechanical products with alloys or plating

•	Low Risk

◦	Molded products, finishing, powered coats

•	No Risk

◦	Plastics extrusions, foam/insulation, aluminum

◦	Suppliers responding ‘NO’ in the CMRT for the past reporting periods

•	Out of scope

◦	Packaging, paper, wood, chemicals, service providers etc.

▪	Risk Monitoring of the product risk universe (e.g., new suppliers, additional information learned about the product through engineering, research, etc.).

•
As we purchase goods, materials or products from new suppliers, we conduct a risk assessment of these new suppliers to determine whether we would consider these new suppliers to be Significant Suppliers. Based on this assessment, we then engage the new suppliers that we deem to be Significant Suppliers to educate them on conflict minerals generally and our conflict minerals policy and request that they complete and return the CMRT to us.

Execution

For our 2017 campaign, we retained Assent, our third-party service provider, to assist us in reviewing our supply chain. Assent initiated this campaign with a communication to our supply base by providing a ‘campaign kick-

off’ letter in multiple languages that laid out the timing of the 2017 CMRT campaign, the process, and expectations. Following the ‘campaign kick-off’, Assent provided each supplier with (in multiple languages):

•	Allegion’s Conflict Minerals Policy;

•	Information about the conflict minerals regulations;

•	Training materials for the program and CMRT form (version 5.0 or higher);

•	Allegion contact information and conflict minerals website; and

•	CMRT response deadline.

We followed a pre-established process for all suppliers with reminders to complete and return the CMRT, and validated the CMRT responses for completion and accuracy. In addition, we followed an escalation process for all Significant Suppliers who failed to timely complete and return the CMRT or who provided incomplete or inconsistent responses - the process included alternative communication medium (e.g., phone calls or emails from private accounts as opposed to company accounts), leveraging the commodity managers (including local commodity managers in other regions of the world) who had established relationships with the suppliers, and online research of the suppliers to see if they provided any public information regarding conflict minerals (e.g., policy or Form SD filing).

The smelter information provided by the suppliers was validated using the most recent smelter and refinery validation list from RMI. Before the validation, the lists were reviewed and scrubbed for:

•	Electronic component suppliers declaring NO 3TGs;

•	Convert old smelter identification number (“CID”) to new CID;

•	Remove duplicates and non-actionable submissions;

•	Identify the CID based on the mineral, name, location;

•	Remove any entries that don’t meet the RMI definition of a smelter or refiner; and

•	Correct misspelled smelters/refiners.

Risks were identified automatically in the Assent Compliance Manage system based on criteria established for supplier response in the system. These risks are addressed by Assent Compliance Supply Chain staff and members of our conflict minerals internally who contact the supplier, gather pertinent data and perform assessment of the supplier’s conflict mineral status.

We reviewed the list to identify smelters/refiners that were participating in the Responsible Minerals Assurance Process (“RMAP”) while a risk based assessment was also performed on the remaining smelters/refiners in order to determine which suppliers posed increased risks in the supply chain. This risk assessment and further investigation consisted of, among other things:

•	Reviews of Dun and Bradstreet reports;

•	Checks of the Department of Commerce Conflict Mineral processing facilities;

•	Verification of country of origin risk as listed in the RMAP Audit Procedure; and

•	Internet searches.

We use three factors to determine the level of risk that each smelter proses to the supply chain by identifying red flags:

•	Geographic Proximity to the DRC and covered countries

•	Responsible Minerals Assurance Process (RMAP) audit status; and

•	Credible evidence of unethical or conflict sourcing

We followed up with suppliers that we deemed high risk based on the smelters reported to educate them on conflict minerals and to assist them in understanding their risk level, and the future implications that this continued risk could have on their customers’ conflict minerals programs.

Through Assent, submissions that identified high risk facilities immediately produced a receipt instructing the supplier to take their own risk mitigation actions, including a submission of a product specific CMRT to better identify whether minerals from the high-risk facilities are contained in the products that they supply to us.

Due to our continued partnership with Assent, we leveraged the provider to assist us with the smelter review and country-of-origin determination for the data we collected during our due diligence and supplier campaign.

In 2017, we continued efforts of previous years to refine our supplier scoping process. We completed a detailed product/commodity deep dive for each supplier to remove additional out of scope suppliers to allow us to focus on high risk suppliers and suppliers who report using 3TGs.

Additionally, suppliers were evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program meets the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are based on these four questions in the CMRT:

A. Have you established a conflict minerals sourcing policy?
E. Have you implemented due diligence measures for conflict-free sourcing?
G. Do you review due diligence information received from your suppliers against your company’s expectations?
H. Does your review process include corrective action management?

When suppliers meet or exceed those criteria (Yes to at least A, E, G, and H), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. To date, 61 of our responsive suppliers have been identified as having a weak program.

STEP 3: Design and Implement a Strategy to Respond to Identified Risks

We report the progress of our campaign process to the Vice President - Global Procurement on a monthly basis. On an annual basis, we provide an update to the Executive Leadership about the state of our conflict minerals program, and have a separate meeting with the Senior Vice President - Global Operations and Integrated Supply Chain and the General Counsel where we review the process, efforts, challenges, milestones, and results before the final Form SD report is signed by the Senior Vice President - Global Operations and Integrated Supply Chain, and filed with the SEC.

If there is a need for any meetings outside of the regular cadence to discuss emergency/escalation matters, our Senior Vice President - Global Operations and Integrated Supply Chain and General Counsel are available at short notice. Further, we have established an oversight governing body (Conflict Minerals Risk Team) who is responsible for discussing and deciding the next steps for escalated high-risk/non-compliant suppliers (including any need for renegotiation of supplier terms, termination of supplier relationships, creation of a remediation plan, etc.). The members of the team are:

•	General Counsel

•	Senior Vice President - Global Operations and Integrated Supply Chain

•	Vice President - Global Procurement

•	Director - Global Supply Strategy and Risk Management

•	Project Engineer - Materials Compliance

STEP 4: Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

While we do not have a team of resources to independently audit the smelters/refiners within our supply chain and as a downstream supplier we do not have a direct relationship with the smelter/refiners that process conflict minerals, we have partnered with an industry leading organization (the ”Responsible Minerals Initiative”) and a ‘best-in-class’ third-party software and regulatory consulting company who perform audits and verification activities of smelters/refiners across the globe as part of their business model.

STEP 5: Report Annually on Supply Chain Due Diligence

This is the fifth year that we have reported on our conflict minerals program, our risk assessment and due diligence, and our results. We have experienced a significant maturity from our suppliers in relation to engagement, sophistication of data provided and overall improved transparency in the supply chain.

While significant progress has been made, we were unable to determine with certainty that all of the conflict minerals contained in our products are from conflict free sources due to, among other things, the following:

a.
A number of our suppliers identified smelters/refiners that do not participate in the RMAP or a similar program and other suppliers failed to identify any smelter/refiners in their responses to us. Furthermore, we were unable to obtain responses from all of our suppliers while other suppliers provided incomplete or inconsistent data.

b.
Many of our suppliers submitted responses that were declared on a company-wide basis (i.e., representing the smelters and refiners associated with all product offerings of the supplier that contained conflict minerals) and not specific to the materials supplied to Allegion. Therefore, in combination with multiple layers in our supply chain, we believe that these declarations might include smelters and refiners that do not provide the conflict minerals that are in our products.

As a result, we do not have sufficient information to conclusively determine the country of origin of all of the conflict minerals in our products and, if such conflict minerals did originate in the Covered Countries, whether such conflict minerals were from recycled or scrap sources or were from other conflict free sources.

2017 Results

For 2017, we surveyed 729 suppliers (including ‘Significant Suppliers’, Medium and Low Risk suppliers). Of the total supplier base campaigned, 638 suppliers responded for a total response rate of 88%. From last year to this year, our response rate increased 14% year-over-year, and we believe that was attributed to the following:

•	U.S. conflict minerals rule maturity;

•	European (EU) Institutions’ proposal and passing of a EU conflict minerals rule (impacting mostly responses from our EU suppliers);

•	Communication in multiple languages;

•	Better and/or alternative mediums of communication;

•	Escalation process; and

•	Education and assistance to help suppliers understand their submissions (e.g., sharing lessons learned or due diligence findings)

Based on the due diligence process described above and the information provided by our suppliers, we believe, to the extent reasonably determinable by us, that the facilities used to process the conflict minerals in our products or the other sources of the conflict minerals in our products consist of 317 entities (listed in the Reported Entities section), which we have categorized as follows:

•	256 smelters were classified as ‘Conflict Free’

•	52 smelters had an ‘Non-Active RMI’ and ‘Un-Known’ status

•	9 smelters received ‘Active RMI’ and ‘In-Progress’ status (reflecting the smelters were in process of being certified/re-certified)

Due Diligence Determination

After performing the due diligence described above, we have better transparency than during the 2016 reporting year. However, we are still unable to determine that all of the conflict minerals contained in the products described below originated from conflict free sources.

For the reasons stated in this report, we also do not have sufficient information to conclusively determine the country of origin of all the conflict minerals in our products described below and, if such conflict minerals did originate in the Covered Countries, whether such conflict minerals were from recycled or scrap sources, or were from other conflict free sources.

We have provided this information as of the date of this report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to provide us with complete information, may affect our future determinations under the Rule.

Independent Private Sector Audit

As permitted by Rule 13p-1, and the SEC’s guidance with respect there to, we did not obtain an independent private sector audit of this Conflict Minerals Report.

Future Initiatives

We plan to execute a number of initiatives to enhance our conflict minerals program, such as:

•	Continued education and training both for our Company and also our supply chain;

•	Continued partnerships with industry groups and subject matter experts to define and improve best practices and build leverage over our supply chain;

•	Continued engagement with our suppliers to obtain current, accurate and complete information from them and their downstream supply chain; and

•	Continued engagement with our third-party software solution and consulting company who are working on independently verifying smelters outside of the RMI smelter certification program.

Reported Entities

Metal	Standard Smelter Name	Smelter ID
Gold	Abington Reldan Metals, LLC	CID002708
Gold	Advanced Chemical Company	CID000015
Gold	Aida Chemical Industries Co., Ltd.	CID000019
Gold	Al Etihad Gold LLC	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058
Gold	Argor-Heraeus S.A.	CID000077
Gold	Asahi Pretec Corp.	CID000082
Gold	Asahi Refining Canada Ltd.	CID000924
Gold	Asahi Refining USA Inc.	CID000920
Gold	Asaka Riken Co., Ltd.	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103
Gold	AU Traders and Refiners	CID002850
Gold	Aurubis AG	CID000113
Gold	Bangalore Refinery	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128
Gold	Boliden AB	CID000157
Gold	C. Hafner GmbH + Co. KG	CID000176
Gold	Caridad	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CID000185
Gold	Cendres + Métaux S.A.	CID000189
Gold	Chimet S.p.A.	CID000233
Gold	Chugai Mining	CID000264
Gold	Daejin Indus Co., Ltd.	CID000328
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867
Gold	DODUCO Contacts and Refining GmbH	CID000362
Gold	Dowa	CID000401
Gold	DSC (Do Sung Corporation)	CID000359
Gold	Eco-System Recycling Co., Ltd.	CID000425
Gold	Elemetal Refining, LLC	CID001322
Gold	Emirates Gold DMCC	CID002561
Gold	Fidelity Printers and Refiners Ltd.	CID002515
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	CID002852
Gold	Geib Refining Corporation	CID002459
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909
Gold	Guangdong Jinding Gold Limited	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671
Gold	HeeSung	CID000689
Gold	Heimerle + Meule GmbH	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CID000707

Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767
Gold	Hwasung CJ Co., Ltd.	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807
Gold	Istanbul Gold Refinery	CID000814
Gold	Italpreziosi	CID002765
Gold	Japan Mint	CID000823
Gold	Jiangxi Copper Co., Ltd.	CID000855
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927
Gold	JSC Uralelectromed	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937
Gold	Kaloti Precious Metals	CID002563
Gold	Kazakhmys Smelting LLC	CID000956
Gold	Kazzinc	CID000957
Gold	Kennecott Utah Copper LLC	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511
Gold	Kojima Chemicals Co., Ltd.	CID000981
Gold	Korea Zinc Co., Ltd.	CID002605
Gold	Kyrgyzaltyn JSC	CID001029
Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865
Gold	L'azurde Company For Jewelry	CID001032
Gold	Lingbao Gold Co., Ltd.	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058
Gold	L'Orfebre S.A.	CID002762
Gold	LS-NIKKO Copper Inc.	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093
Gold	Marsam Metals	CID002606
Gold	Materion	CID001113
Gold	Matsuda Sangyo Co., Ltd.	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147
Gold	Metalor Technologies S.A.	CID001153
Gold	Metalor USA Refining Corporation	CID001157
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161
Gold	Mitsubishi Materials Corporation	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509
Gold	Modeltech Sdn Bhd	CID002857
Gold	Morris and Watson	CID002282
Gold	Morris and Watson Gold Coast	CID002866
Gold	Moscow Special Alloys Processing Plant	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	CID001220
Gold	Navoi Mining and Metallurgical Combinat	CID001236
Gold	Nihon Material Co., Ltd.	CID001259

Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326
Gold	OJSC Novosibirsk Refinery	CID000493
Gold	PAMP S.A.	CID001352
Gold	Pease & Curren	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362
Gold	Planta Recuperadora de Metales SpA	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	CID001397
Gold	PX Précinox S.A.	CID001498
Gold	Rand Refinery (Pty) Ltd.	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522
Gold	Remondis Argentia B.V.	CID002582
Gold	Republic Metals Corporation	CID002510
Gold	Royal Canadian Mint	CID001534
Gold	SAAMP	CID002761
Gold	Sabin Metal Corp.	CID001546
Gold	Safimet S.p.A	CID002973
Gold	SAFINA A.S.	CID002290
Gold	Sai Refinery	CID002853
Gold	Samduck Precious Metals	CID001555
Gold	SAMWON Metals Corp.	CID001562
Gold	SAXONIA Edelmetalle GmbH	CID002777
Gold	Schone Edelmetaal B.V.	CID001573
Gold	SEMPSA Joyería Platería S.A.	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736
Gold	Singway Technology Co., Ltd.	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756
Gold	Solar Applied Materials Technology Corp.	CID001761
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153
Gold	Sudan Gold Refinery	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798
Gold	SungEel HiTech	CID002918
Gold	T.C.A S.p.A	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916
Gold	Tokuriki Honten Co., Ltd.	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947
Gold	Tony Goetz NV	CID002587
Gold	TOO Tau-Ken-Altyn	CID002615
Gold	Torecom	CID001955
Gold	Umicore Brasil Ltda.	CID001977
Gold	Umicore Precious Metals Thailand	CID002314

Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980
Gold	United Precious Metal Refining, Inc.	CID001993
Gold	Universal Precious Metals Refining Zambia	CID002854
Gold	Valcambi S.A.	CID002003
Gold	Western Australian Mint trading as The Perth Mint	CID002030
Gold	WIELAND Edelmetalle GmbH	CID002778
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100
Gold	Yokohama Metal Co., Ltd.	CID002129
Gold	Yunnan Copper Industry Co., Ltd.	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224
Tantalum	Asaka Riken Co., Ltd.	CID000092
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211
Tantalum	D Block Metals, LLC	CID002504
Tantalum	Duoluoshan	CID000410
Tantalum	Exotech Inc.	CID000456
Tantalum	F&X Electro-Materials Ltd.	CID000460
Tantalum	FIR Metals & Resource Ltd.	CID002505
Tantalum	Global Advanced Metals Aizu	CID002558
Tantalum	Global Advanced Metals Boyertown	CID002557
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616
Tantalum	H.C. Starck Co., Ltd.	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547
Tantalum	H.C. Starck Inc.	CID002548
Tantalum	H.C. Starck Ltd.	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506
Tantalum	KEMET Blue Metals	CID002539
Tantalum	KEMET Blue Powder	CID002568
Tantalum	King-Tan Tantalum Industry Ltd.	CID000973
Tantalum	LSM Brasil S.A.	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163
Tantalum	Mineracao Taboca S.A.	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	NPM Silmet AS	CID001200
Tantalum	Power Resources Ltd.	CID002847
Tantalum	QuantumClean	CID001508
Tantalum	Resind Industria e Comercio Ltda.	CID002707
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CID001522

Tantalum	Solikamsk Magnesium Works OAO	CID001769
Tantalum	Taki Chemicals	CID001869
Tantalum	Telex Metals	CID001891
Tantalum	Ulba Metallurgical Plant JSC	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CID002307
Tin	Alpha	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190
Tin	China Tin Group Co., Ltd.	CID001070
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CID000278
Tin	CV Ayi Jaya	CID002570
Tin	CV Dua Sekawan	CID002592
Tin	CV Gita Pesona	CID000306
Tin	CV Tiga Sekawan	CID002593
Tin	CV United Smelting	CID000315
Tin	CV Venus Inti Perkasa	CID002455
Tin	Dowa	CID000402
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572
Tin	EM Vinto	CID000438
Tin	Estanho de Rondônia S.A.	CID000448
Tin	Fenix Metals	CID000468
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848
Tin	Gejiu Jinye Mineral Company	CID002859
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CID003116
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Metallic Resources, Inc.	CID001142
Tin	Metallo Belgium N.V.	CID002773
Tin	Metallo Spain S.L.U.	CID002774
Tin	Mineracao Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	Modeltech Sdn Bhd	CID002858
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	CID002517
Tin	Operaciones Metalurgical S.A.	CID001337
Tin	Pongpipat Company Limited	CID003208
Tin	PT Aries Kencana Sejahtera	CID000309
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Babel Inti Perkasa	CID001402
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Bangka Serumpun	CID003205
Tin	PT Bangka Tin Industry	CID001419
Tin	PT Belitung Industri Sejahtera	CID001421
Tin	PT Bukit Timah	CID001428
Tin	PT DS Jaya Abadi	CID001434
Tin	PT Eunindo Usaha Mandiri	CID001438
Tin	PT Inti Stania Prima	CID002530
Tin	PT Karimun Mining	CID001448
Tin	PT Kijang Jaya Mandiri	CID002829
Tin	PT Lautan Harmonis Sejahtera	CID002870
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT O.M. Indonesia	CID002757
Tin	PT Panca Mega Persada	CID001457
Tin	PT Premium Tin Indonesia	CID000313
Tin	PT Prima Timah Utama	CID001458
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Sariwiguna Binasentosa	CID001463
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Sukses Inti Makmur	CID002816
Tin	PT Sumber Jaya Indah	CID001471
Tin	PT Timah (Persero) Tbk Kundur	CID001477
Tin	PT Timah (Persero) Tbk Mentok	CID001482
Tin	PT Tinindo Inter Nusa	CID001490
Tin	PT Tommy Utama	CID001493
Tin	Resind Industria e Comercio Ltda.	CID002706
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Super Ligas	CID002756
Tin	Thaisarco	CID001898
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Tin Company Limited	CID002180
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004
Tungsten	ACL Metais Eireli	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536
Tungsten	Global Tungsten & Powders Corp.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542
Tungsten	H.C. Starck Tungsten GmbH	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CID003182
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Moliren Ltd	CID002845
Tungsten	Niagara Refining LLC	CID002589
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889
Tungsten	Unecha Refractory metals plant	CID002724
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011
Tungsten	Wolfram Bergbau und Hütten AG	CID002044
Tungsten	Woltech Korea Co., Ltd.	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095

Appendix B

This list of potential countries of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries of origin can be linked to our products.

Argentina, Australia, Austria, Benin, Bolivia (Plurinational State of), Brazil,  Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Congo, Democratic Republic of the, Ecuador, Eritrea, Ethiopia, France, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Kazakhstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russian Federation, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Viet Nam, Zimbabwe
Definitions

Conflict Free	Smelters or refiners that have been verified as complying with the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program or an equivalent third-party audit program

Covered Countries	Refer to the Democratic Republic of the Congo ("DRC") and adjoining countries, a central African region

Level 1 Country (L1)	Countries with known active production that are not identified as conflict regions or plausible smuggling routes of conflict minerals

Level 2 Country (L2)	Known or plausible smuggling routes, export out of Level 3 countries, or transit of conflict minerals (incl. Kenya, Mozambique, and South Africa)

Level 3 Country (L3)
The Democratic Republic of the Congo (DRC) and its nine adjoining countries as outlined in Section 1502 of the Dodd Frank Act, commonly referred to as ‘covered countries (incl. Angola, Burundi, Central African Republic, DRC, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia)

OECD            Organization for Economic Co-operation and Development

Dodd-Frank Act	Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

CID	Smelter Identification Number

RMI	Responsible Minerals Initiative